Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Third Quarter 2014 Results

New York, NY, November 21, 2014 – ANN INC. (NYSE: ANN) today reported results for the fiscal third quarter, ended November 1, 2014.

For the fiscal third quarter of 2014, the Company reported earnings per diluted share of $0.65 on a GAAP basis, or $0.72 per diluted share excluding the impact of a charge associated with the closure of Ann Taylor’s Madison Avenue store of approximately $0.07 per diluted share. This compares with earnings per diluted share of $0.89 in the third quarter of 2013.

Kay Krill, President and Chief Executive Officer, said, “Our results for the third quarter were slightly ahead of the outlook we provided earlier this month. As previously noted, our performance reflected weak traffic across the industry, a highly promotional retail environment and the impact of labor uncertainty at the West Coast ports, which resulted in product shipment delays in the first half of the quarter and higher air freight expense later in the period. In addition, Ann Taylor experienced soft product performance in select categories, resulting in its first negative comparable sales performance in the last ten quarters.

“Within a challenging retail environment, we are being very aggressive in managing all aspects of the business within our control and positioning the Company for long-term growth. We continue to make significant progress on our strategic growth initiatives and achieved a number of key milestones this quarter, including the further development of our omni-channel capabilities, the successful launch of our new mobile experience, LOFT’s entry into Mexico and the opening of our first free-standing Lou & Grey stores. In addition, earlier this month we launched a new comprehensive supply chain initiative to identify further opportunities to enhance profitability, with a focus on speed, flexibility, improving product sell-through and reducing the cost of goods sold. Overall, our team is highly focused on driving profitable top-line growth, optimizing productivity, continuing to aggressively manage our cost structure and increasing value for shareholders,” Ms. Krill concluded.

Fiscal 2014 Third-Quarter Results

Total net sales for the third quarter of fiscal 2014 were $646.8 million, compared with total net sales of $657.5 million in the third quarter of fiscal 2013. By brand, net sales across all channels of the Ann Taylor brand totaled $233.0 million in the third quarter of 2014, compared with net sales of $249.2 million in the third quarter of 2013. At the LOFT brand, net sales across all channels, including Lou & Grey, were $413.8 million in the third quarter of 2014, compared with net sales of $408.4 million in the third quarter of 2013.

Total Company comparable sales for the quarter decreased 4.3%, compared to an increase of 3.7% in the third quarter of 2013. At Ann Taylor, total brand comparable sales decreased 6.6%, reflecting a decrease of 4.8% at Ann Taylor, which includes sales results at both Ann Taylor stores and anntaylor.com, and a decline of 10.4% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales decreased 2.9%, reflecting decreases of 3.3% at LOFT, which includes sales results at LOFT stores and LOFT.com, and 1.0% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 52.6%, compared with the 55.7% gross margin rate achieved in the third quarter of 2013. Gross margin performance in the third quarter of 2014 includes the impact of approximately $5 million, or 80 basis points, in incremental air freight costs as a result of labor uncertainty at the West Coast ports, as well as the impact of continued traffic challenges, a highly competitive promotional environment and soft product performance in select categories at Ann Taylor.

Selling, general and administrative expenses for the third quarter of 2014 were $293.2 million, including the impact of the approximately $5 million pre-tax charge related to the closure of Ann Taylor’s Madison Avenue store. Excluding this charge, selling, general and administrative expenses would have been $288.2 million, compared to the $295.8 million reported in the third quarter of 2013. As a percentage of net sales, selling, general and administrative expenses were 45.3%, or 44.6% excluding the impact of the aforementioned charge, representing a 40 basis point improvement over the 45.0% reported for the third quarter of 2013. This improvement was primarily due to lower marketing and performance-based compensation expense, as well as ongoing savings associated with our first quarter 2014 restructuring.

During the third quarter of 2014, the Company reported operating income of $46.7 million on a GAAP basis. Excluding the aforementioned charge, operating income in the third quarter of 2014 was $51.7 million, compared with operating income of $70.4 million in the third quarter of 2013.

Net income for the third quarter of 2014 was $29.9 million, or $0.65 per diluted share, on a GAAP basis, which includes the $3.2 million, or $0.07 per diluted share, after-tax charge associated with the closure of Ann Taylor’s Madison Avenue store. Excluding the effect of this charge, net income was $33.1 million, or $0.72 per diluted share, in the third quarter of 2014, compared with net income of $41.2 million, or $0.89 per diluted share, in the third quarter of 2013.

The Company ended the quarter with approximately $110 million in cash and cash equivalents.

Total inventory per square foot at the end of the third quarter increased approximately 8% versus year-ago, reflecting increases of 22% at Ann Taylor, 3% at LOFT and 8% in the factory/outlet channel. The increase in inventory per square foot at Ann Taylor primarily reflects a change in merchandise mix and, to a lesser extent, slightly higher unit inventory compared to last year. In our factory/outlet channel, the increase in inventory per square foot primarily reflects a shift in the timing of merchandise receipts versus last year.

During the third quarter of fiscal 2014, the Company opened 14 stores, comprised of two Ann Taylor stores, two Ann Taylor Factory stores, four LOFT stores, four LOFT Outlet stores and two Lou & Grey stores. The Company closed four stores during the quarter, comprised of two Ann Taylor stores and two LOFT stores. The total store count at the end of the fiscal third quarter was 1,050, comprised of 261 Ann Taylor stores, 115 Ann Taylor Factory stores, 546 LOFT stores, 126 LOFT Outlet stores and two Lou & Grey stores.

Fiscal 2014 Nine-Month Results

Net sales for the first nine months of fiscal 2014 were $1.886 billion, compared with net sales of $1.870 billion in the first nine months of fiscal 2013. By brand, net sales across all channels of the Ann Taylor brand were $702.9 million in the first nine months of 2014, compared with net sales of $713.6 million in the first nine months of 2013. At the LOFT brand, net sales across all channels, including Lou & Grey, were $1,183.2 million in the first nine months of 2014, compared with net sales of $1,156.6 million in the first nine months of 2013.

Total Company comparable sales for the first nine months of 2014 decreased 2.8%, compared with an increase of 2.0% in the comparable 2013 period. At Ann Taylor, total brand comparable sales decreased 2.7%, including declines of 1.0% at Ann Taylor and 6.3% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales decreased 2.9%, including decreases of 3.5% at LOFT and 0.3% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 52.7% in the first nine months of 2014, compared with 55.4% in the first nine months of 2013, reflecting an overall decrease in merchandise margin rate as a result of continued traffic challenges and higher-than-anticipated promotional activity during the first nine months of 2014, as well as the aforementioned incremental air freight costs incurred during the third quarter of 2014.

Selling, general and administrative expenses for the first nine months of 2014 were $866.6 million. This includes the impact of the aforementioned pre-tax charge of approximately $5 million related to the closure of Ann Taylor’s Madison Avenue store, without which, selling, general and administrative expenses would have been $861.6 million, versus $871.8 million reported in the first nine months of 2013.

The Company recorded a pre-tax restructuring charge of $17.3 million during the first quarter of fiscal 2014 in connection with its previously announced strategic realignment.

For the first nine months of fiscal 2014, the Company reported operating income of $110.8 million on a GAAP basis. Excluding the aforementioned Madison Avenue and restructuring charges, operating income in the first nine months of 2014 was $133.1 million, compared with operating income of $164.3 million in the first nine months of 2013.

Net income for first nine months of fiscal 2014 was $67.7 million, or $1.45 per diluted share, on a GAAP basis, including the after-tax impact of the aforementioned charges, which totaled $13.7 million or $0.29 per diluted share. Excluding the effect of these charges, net income was $81.4 million, or $1.74 per diluted share, in the first nine months of 2014, compared with net income of $97.8 million, or $2.08 per diluted share, in the first nine months of 2013.

Outlook for Fiscal Fourth -Quarter and Full-Year 2014

The Company reiterated its previously provided outlook for the fiscal fourth quarter of 2014:

•	Total Company net sales for the fiscal fourth quarter of 2014 are expected to be $630 million, reflecting a comparable sales decline in the low-single digits.

•	Gross margin rate for the Company is expected to be 46.5%, which includes the impact of approximately $8 million of incremental air freight costs as a result of labor uncertainty at the West Coast ports.

•	Selling, general and administrative expenses are expected to approach $295 million.

•	The Company’s effective tax rate for the fourth quarter is expected to be 41%.

•	Total weighted average diluted shares outstanding for the fourth quarter are expected to be 46.2 million, which includes the effect of participating securities.

The Company updated its previously provided outlook for the full year of 2014:

•	Total net sales are expected to be $2.516 billion, reflecting a total Company comparable sales decline in the low-single digits.

•	Gross margin rate performance is expected to be 51.2%, including the impact of the aforementioned approximately $13 million of incremental air freight costs.

•	Total selling, general and administrative expenses are expected to be $1.155 billion, excluding the aforementioned third quarter pre-tax charge of approximately $5 million related to the closure of Ann Taylor’s Madison Avenue store, or $1.160 billion including such charge. Total selling, general and administrative expenses do not include the impact of the separately reported first quarter pre-tax restructuring charge of approximately $17 million.

•	Our full-year effective tax rate is expected to be 39%.

•	Capital expenditures are expected to be approximately $110 million.

•	Total weighted average diluted shares outstanding are expected to be 46.6 million, which includes the effect of participating securities.

•	Total weighted average square footage for fiscal 2014 is expected to increase approximately 2%, reflecting the opening of approximately 50 new stores, partially offset by approximately 45 store closures. The Company expects to have approximately 1,030 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the remainder of the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of November 1, 2014, the Company operated 1,050 Ann Taylor, Ann Taylor Factory, LOFT, LOFT Outlet and Lou & Grey stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com or at our LOFT franchise stores in Mexico. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain brand image, engage new and existing clients, drive traffic to its stores and websites and gain market share;

•	the effect of competitive pressures from other retailers as well as general macroeconomic pressures in the specialty retail sector;

•	the Company’s reliance on key management and its ability to hire, retain and develop qualified associates as well as ensure that the Company has the appropriate organizational structure and processes in place to achieve its strategic initiatives;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor and transportation;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets;

•	the Company’s dependence on its Louisville distribution center and third-party distribution and transportation providers;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the Company’s ability to successfully optimize implementation of its omni-channel retail strategy and maintain a relevant and reliable omni-channel experience for its clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix as well as optimize the operational aspects of its omni-channel fulfillment strategy;

•	the Company’s ability to successfully upgrade and maintain its information systems in a timely and secure manner to support the needs of the organization and to operate in accordance with its business continuity plan in the event of a disruption;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the impact of fluctuations in sales and profitability on the Company’s stock price;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements or applicable laws and regulations;

•	the potential impact of natural disasters, extreme weather, public health concerns, acts of war or terrorism in the United States or worldwide;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s dependence on shopping malls and other retail centers to attract clients and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms; and

•	the effect of tax matters on its business operations.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended November 1, 2014 and November 2, 2013

(unaudited)

Table 1.

	Quarter Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
	(in thousands, except per share amounts)
Net sales	$646,805	$657,532	$1,886,057	$1,870,236
Cost of sales	306,863	291,312	891,318	834,174

Gross margin	339,942	366,220	994,739	1,036,062
Selling, general and administrative expenses	293,215	295,813	866,619	871,764
Restructuring charge	—	—	17,303	—

Operating income	46,727	70,407	110,817	164,298
Interest and investment income/(expense), net	468	(224)	(49)	217
Other non-operating income/(expense), net	(133)	(140)	(261)	57

Income before income taxes	47,062	70,043	110,507	164,572
Income tax provision	17,206	28,854	42,789	66,822

Net income	$29,856	$41,189	$67,718	$97,750

Earnings per share:
Basic earnings per share	$0.65	$0.90	$1.46	$2.10
Weighted average shares outstanding	44,799	44,967	45,285	45,581
Diluted earnings per share	$0.65	$0.89	$1.45	$2.08
Weighted average shares outstanding, assuming dilution	45,242	45,443	45,735	46,036

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

November 1, 2014, February 1, 2014 and November 2, 2013

(unaudited)

Table 2.

	November 1, 2014	February 1, 2014	November 2, 2013
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$109,761	$201,707	$118,692
Accounts receivable	32,357	22,448	36,612
Merchandise inventories	331,360	239,667	302,395
Refundable income taxes	8,635	7,252	7,365
Deferred income taxes	23,199	28,854	30,638
Prepaid expenses and other current assets	63,918	61,287	67,752

Total current assets	569,230	561,215	563,454
Property and equipment, net	440,524	443,086	445,541
Deferred income taxes	18,082	6,599	2,335
Other assets	21,462	22,060	22,308

Total assets	$1,049,298	$1,032,960	$1,033,638

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$126,027	$101,276	$123,257
Accrued salaries and bonus	17,914	24,546	20,837
Current portion of long-term performance compensation	5,725	20,339	19,945
Accrued tenancy	37,350	38,331	40,529
Gift certificates and merchandise credits redeemable	36,702	48,150	35,890
Accrued expenses and other current liabilities	98,717	97,101	117,334

Total current liabilities	322,435	329,743	357,792
Deferred lease costs	154,110	164,703	170,221
Deferred income taxes	58	36	3,361
Long-term performance compensation, less current portion	9,910	15,456	14,295
Other liabilities	54,488	54,566	38,648

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	744,787	751,765	750,934
Retained earnings	846,990	779,272	774,592
Accumulated other comprehensive loss	(2,752)	(2,874)	(4,600)
Treasury stock, 36,848,009; 36,344,643 and 36,642,644 shares, respectively, at cost	(1,081,289)	(1,060,268)	(1,072,166)

Total stockholders’ equity	508,297	468,456	449,321

Total liabilities and stockholders’ equity	$1,049,298	$1,032,960	$1,033,638

ANN INC.

Brand Sales and Store Data

For the Quarters and Nine Months Ended November 1, 2014 and November 2, 2013

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	November 1, 2014		November 2, 2013
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$159,759	(4.8)%	$172,172	4.4%
Ann Taylor Factory	73,235	(10.4)%	77,003	(6.9)%

Total Ann Taylor brand	$232,994	(6.6)%	$249,175	0.6%

LOFT brand
LOFT (3)	$331,711	(3.3)%	$336,874	6.3%
LOFT Outlet	82,100	(1.0)%	71,483	1.8%

Total LOFT brand	$413,811	(2.9)%	$408,357	5.6%

Total Company	$646,805	(4.3)%	$657,532	3.7%

	Nine Months Ended
Sales and Comparable Sales	November 1, 2014		November 2, 2013
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$478,419	(1.0)%	$488,762	6.6%
Ann Taylor Factory	224,472	(6.3)%	224,843	(6.7)%

Total Ann Taylor brand	$702,891	(2.7)%	$713,605	1.9%

LOFT brand
LOFT (3)	$952,539	(3.5)%	$955,744	3.1%
LOFT Outlet	230,627	(0.3)%	200,887	(2.8)%

Total LOFT brand	$1,183,166	(2.9)%	$1,156,631	2.1%

Total Company	$1,886,057	(2.8)%	$1,870,236	2.0%

Table 3. (Continued)

	Quarter Ended
Stores and Square Footage	November 1, 2014		November 2, 2013
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor	261	1,246	276	1,371
Ann Taylor Factory	115	772	106	721

Total Ann Taylor brand	376	2,018	382	2,092

LOFT brand
LOFT (4)	548	3,106	537	3,073
LOFT Outlet	126	824	108	719

Total LOFT brand	674	3,930	645	3,792

Total Company	1,050	5,948	1,027	5,884

Number of Company operated:
Stores open at beginning of period	1,040	5,939	1,007	5,788
New stores	14	67	20	104
Downsized/expanded stores, net (5)	—	(5)	—	(8)
Closed stores	(4)	(53)	—

Stores open at end of period	1,050	5,948	1,027	5,884

	Nine Months Ended
	November 1, 2014		November 2, 2013
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number of Company operated:
Stores open at beginning of period	1,025	5,873	984	5,685
New stores	44	237	54	281
Downsized/expanded stores, net (6)	—	(31)	—	(22)
Closed stores	(19)	(131)	(11)	(60)

Stores open at end of period	1,050	5,948	1,027	5,884

International franchise stores open at end of period (7)	2		—

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores, LOFT.com and Lou & Grey stores.
(4)	Includes Lou & Grey stores.
(5)	During the quarter ended November 1, 2014, we downsized two Ann Taylor stores. During the quarter ended November 2, 2013, we downsized three Ann Taylor stores, three LOFT stores, and expanded one LOFT store.
(6)	During the nine months ended November 1, 2014, we downsized four Ann Taylor stores, four LOFT stores and one LOFT Outlet store. During the nine months ended November 2, 2013, we downsized nine Ann Taylor stores, one Ann Taylor Factory store and five LOFT stores and expanded two LOFT stores.
(7)	International franchise stores are not considered in brand-level or Company operated stores and square footage data.